Exhibit 10.64

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into 24 October 2007, by and between Tekoil & Gas Corporation, a Delaware Corporation (the “Company”) and Portland Worldwide Investments Limited, a company established under the laws of the British Virgin Islands (hereinafter the “Consultant”).

RECITALS

A. The Company desires to retain Consultant as an independent contractor to perform certain consulting services, as specified below, and Consultant desires to provide such services to the Company.

B. The parties desire to enter into this Agreement to set forth the obligations and responsibilities of each in connection with their relationship.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1)
Services: The Company hereby retains Consultant and Consultant hereby agrees to perform consulting services for the Company in accordance with the terms, conditions and covenants set forth in this Agreement. Subject to the supervision and direction of the Company, Consultant will perform the services described in Schedule A attached to and made a part of this Agreement, and such other services as reasonably requested from time to time by the Company (the “Services”). Consultant shall devote so much of his productive time, ability and attention to the business of the Company during the term of this Agreement as is required for the full performance of the Services consistent with the standard of care for consultants in similar business enterprises. Consultant shall provide the personnel and administrative services necessary to provide the Services.

2)
Term: The term of this Agreement shall commence as of the date of this Agreement and shall continue in full force for 18 months, unless earlier terminated as provided herein. This Agreement may be renewed only upon the written mutual agreement of the parties.

3)
Compensation: As compensation for Consultant’s services as a consultant pursuant hereto, the Company agrees to provide the Consultant with the compensation set forth in Schedule B in the manner and to the extent set forth in such Schedule. To the extent that such compensation shall comprise, in whole or in part, any stock options or other securities, the Consultant shall, as a condition precedent to his receipt of any such consideration, execute any and all documents reasonably requested by the Company in connection therewith, including an investor affidavit, stock acquisition agreement and/or a stock option agreement.

4)
Contractor’s Representations: Consultant represents and warrants that Consultant is free to enter into this Agreement with the Company and that Consultant is not bound by any agreement, document or obligation that may prevent, or infringe on, his ability to perform any of the Services contemplated by this Agreement.

5)	Expenses: Consultant shall be responsible for its own expenses in connection with its performance hereunder.

6)
Relationship of the Parties: Consultant under this Agreement is and shall act as an independent contractor, and not as an agent, servant, partner, or employee of the Company. Nothing in this Agreement shall be construed to imply that either the Consultant or its agents or employees are officers or employees of the Company; or that this Agreement creates, in any manner, a partnership, joint venture, or other arrangement between Consultant and the Company. Consultant shall assume full responsibility to and for all of its agents and employees under federal, state and local laws or regulations regarding employees’ liability, worker’s compensation, unemployment insurance, income tax withholding, and authorization for employment, as well as any other acts, laws or regulations of similar import. Consultant hereby acknowledges and agrees that it shall have no authority to enter into any contract or agreement to bind the Company, except as specifically authorized by the Company and that in connection with the performance of the Services it shall have no authority to make any representations of any kind with respect to or on behalf of the Company.

7)
Personal Services: Consultant shall be personally responsible for the performance of the Services described herein, and shall be responsible for any persons employed by Consultant to assist Consultant in the performance of such Services.

8)
Non-Exclusive Services: The Services to be performed by the Consultant shall not prohibit the Consultant from performing similar consulting services to others so long as the performance of such services do not violate the other provisions of this Agreement.

9)
Non-Disclosure Covenant and Non-Circumvent: Consultant covenants and agrees that it will not, at any time during the term of this Agreement, or at any time thereafter, communicate or disclose to any person, or use for its own account or for the account of any other person, without the prior written consent of the Company, any confidential knowledge or information concerning any patents, inventions, know-how, processes or equipment used in, or any trade secret or confidential information concerning the business and affairs of the Company or any of its affiliates acquired by the Consultant during the term of this Agreement. The same shall not be used by Consultant in any manner other than in performance of the Services and all written material relating to the foregoing shall be returned to the Company promptly at the termination of this Agreement. Consultant will not allow such confidential knowledge and information or documents to be delivered by it or any person or entity outside the Company without duly authorized specific direction or consent by the Company. Consultant further covenants and agrees that, during the term of this Agreement and thereafter, it will retain all such confidential knowledge and information concerning the foregoing, in trust, for the sole benefit of the Company and its affiliates and their respective successors and assigns. Consultant shall ensure of the compliance of all of its employees and agents with the provisions of this convenant.

10)
Notices: Any notice of communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States Mail, postage prepaid, addressed as follows:

If to Consultant:

3rd Floor, Omar Hodge Building
Wickhams Cay 1
Road Town
Tortola, British Virgin Islands

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If to Company:

25025 Interstate 45 North,
Suite 525,
The Woodlands, TX 77380,
United States

11)
Severability: In the event that any provision of this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, then the court making such determination may reduce the obligations so as to be enforceable according to applicable law and enforce such obligations as reduced. The remaining provisions of this Agreement shall be enforced according to their terms.

12)
Termination, Modification and Amendment: This Agreement shall not be altered or amended, except in writing, signed by all parties hereto, or such parties authorized agents. The Company shall not be entitled to terminate this Agreement prior to the expiration of its term.

13)
Entire Agreement: This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings or agreements, whether oral or in writing.

14)
Governing Law; Venue; Cost of Enforcement: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of law principles thereof. The exclusive jurisdiction for any claim, action or proceeding in connection with this Agreement shall be in the appropriate state or federal courts located in Orange County, Florida and the parties submit themselves to such jurisdiction for matters arising in connection with this Agreement. In the event of the bringing of any action by either party hereto against the other arising out of this Agreement, the party who is determined to be prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorney’s fees.

15)
No Waiver By Failure to Act Neither any failure nor any delay on the part of either party hereto in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise or any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

16)
Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; provided, however, that Consultant shall not assign any right herein or delegate any duties without the prior written consent of the Company.

[signature page follows]

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IN WITNESS WHEREOF, this Consulting Agreement has been executed as of the day and year first written above.

“Company”		“Consultant”

Tekoil & Gas Corporation		Portland Worldwide Investments Limited

By:	/s/ Mark S. Western	By:	/s/ Alexey Shubin
Title:	President and CEO	Title:	Director
Date:	October 24, 2007	Date:	24/10/2007

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Schedule A

Services To Be Performed By Consultant

Consultant will provide consulting services to the Company in connection with the development of the Company’s oil assets.

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Schedule B

Compensation to Consultant

The Company shall pay the following compensation Consultant for the Services rendered pursuant to this Agreement:

First day of	US$
November 2007	16,527.78
December 2007	70,833.33
January 2008	73,194.44
February 2008	73,194.44
March 2008	68,472.22
April 2008	73,194.44
May 2008	70,833.33
June 2008	67,094.91
July 2008	59,027.78
August 2008	54,895.84
September 2008	48,796.31
October 2008	41,319.46
November 2008	36,597.24
December 2008	29,513.91
January 2009	24,398.17
February 2009	18,298.64
March 2009	11,018.54
April 2009	6,099.57

In the event the first (1st) day of a calendar month falls on a day that is not a Business Day, the amount due shall be paid on the next succeeding Business Day.

In the event any amount set forth above is not paid on the date on which it is due, such amount shall accrue interest at a rate of twenty three percent (23%) per annum from the due date until the date of actual payment calculated on the basis of a year of 360 days.

In the event Consultant shall have rendered more or less Services during a particular month, the Company and Consultant shall sign an act of acceptance of Services setting forth the amount due for such month in lieu of the amount set forth above.

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